Exhibit 5.1

October 25, 2010

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, Massachusetts 02421

Re:          Cubist Pharmaceuticals, Inc. Registration Statement on Form S-3 (Registration No. 333-10007).

Ladies and Gentlemen:

This opinion is furnished to you in connection with the issuance and sale of $450,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due 2017 (the “Notes”), and the shares of common stock, par value $0.001 per share, of the Company which may be issued upon conversion of the Notes (the “Shares” and together with the Notes, the “Securities”).  The Securities have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on October 18, 2010 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”).

The Notes are being issued under an Indenture (the “Indenture”) dated October 25, 2010 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We have acted as counsel for the Company in connection with the offering of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to matters governed by the laws of the State of New York and to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

In rendering the opinions set forth below, we have assumed that at the time of execution, authentication, issuance and delivery of the Notes that: (1) the Indenture is the valid and legally binding obligation of the Trustee; and (2) the Notes will have been duly authorized, executed and delivered by the Company.

Based upon the foregoing, we are of the opinion that:

1.              When the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Notes will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity regardless of whether applied in proceedings in equity or law.

2.              The Shares into which the Notes are convertible at the initial Conversion Rate set forth in the Indenture, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Validity of Notes.”  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP